Exhibit 4.1

AMENDMENT NO. 2 TO

FORBEARANCE AND CONSENT AGREEMENT

This AMENDMENT No. 2 (the “Amendment”) to the FORBEARANCE AND CONSENT AGREEMENT dated April 17, 2007, as amended pursuant to AMENDMENT No. 1 dated June 25, 2007 (the “Agreement”), is entered into as of November 30, 2007 by and among ARTISTdirect, Inc., a Delaware corporation and its subsidiaries and affiliates (collectively, the “Company”), U.S. Bank National Association, as Collateral Agent under the Note and Warrant Purchase Agreement (as defined below) (in such capacity, “Collateral Agent”) and the senior lenders signatories hereto (“Initial Purchasers”).

Recitals

A.            Company, Initial Purchasers and Collateral Agent are parties to that certain Note and Warrant Purchase Agreement, dated as of July 28, 2005 (the “Senior Financing Agreement”), among Company, the investors party thereto, as Initial Purchasers, and Collateral Agent.  The Senior Financing Agreement, together with the other Transaction Documents (as defined in the Senior Financing Agreement) as such documents have been amended from time to time, are collectively referred to herein as the “Senior Financing Documents”.

B.            Company is in default and may trigger additional defaults under certain provisions of the Senior Financing Documents and such defaults are expected to continue.

C.            The Existing Senior Defaults constitute “Events of Default” for purposes hereof that entitle Collateral Agent and Initial Purchasers to enforce their rights and remedies under the Senior Financing Documents.  According to Schedule I of the Agreement, one of the Events of Default was a failure of the Company to maintain an effective registration statement covering the resale of shares of common stock underlying the various securities issued by the Company to each holder.  This Default was cured on July 6, 2007, when the Company’s registration statement was declared effective by the Securities and Exchange Commission.

D.            Company, Initial Purchasers and the Collateral Agent have previously entered in the Agreement whereby, subject to the conditions contained therein, Collateral Agent and Initial Purchasers agreed to forbear from the exercise of their rights and remedies relating to the Existing Senior Defaults and any other additional Events of Default through July 31, 2007 for the purpose of affording a period of time for Company to obtain funds to pay the obligations under the Senior Financing Documents or to restructure its capital structure.

E.             Subject to the terms contained herein, Collateral Agent and Initial Purchasers are willing to agree to continue to forbear from the exercise of their rights and remedies relating to the Existing Senior Defaults and any other additional Events of Default through January 31, 2008.

Agreement

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Definitions.  Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Agreement.

“Forbearance Period.” means the period commencing on April 17, 2007 and ending on the earliest to occur of the following:  (i) January 31, 2008; or (ii) any material representation or warranty made by Company in the Agreement proves to be materially false as of the date when made.

2.             Agreement to Forbear.

(a)         Subject to the conditions set forth in Section 3 below and subject to the terms hereof and those set forth in the Agreement, during the Forbearance Period, Collateral Agent and Initial Purchasers hereby agree to forbear from exercising any of their rights and remedies under the Senior Financing Documents existing during the Forbearance Period.

3.             Conditions to Effectiveness.  The Initial Purchasers’ agreement to forbear for the Forbearance Period shall be subject to the following conditions being fully satisfied:

(a)         The execution and delivery to Collateral Agent of a counterpart of this Amendment by Collateral Agent, each Initial Purchaser and Company.

(b)         All representations and warranties set forth in the Agreement shall be true and correct as of the date hereof in all material respects.

(c)         Company agrees to pay to the Initial Purchasers on a pro rata basis on or before November 30, 2007, the sum of Five Hundred Thousand Dollars ($500,000) which shall be applied in full against the penalties and interest on the penalties resulting from the Company’s Defaults under the Senior Financing Documents.

4.             Miscellaneous.

(a)         This Amendment may be signed in multiple counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same instrument.  One or more counterparts of this Amendment may be delivered by facsimile, with the intention that they shall have the same effect as an original counterpart thereof and shall be binding on the person delivering the same.

(b)         Except to the extent expressly amended hereby, the Agreement shall remain in full force and effect without amendment, impairment or modification.  Each of Company, Initial Purchasers and Collateral Agent respectively reaffirm their obligations under the Agreement as amended hereby.

IN WITNESS WHEREOF, each of the parties hereto has caused this Forbearance and Consent Agreement to be duly executed and delivered by its duly authorized officer as of the date first above written.

JMB CAPITAL PARTNERS, L.P.,
as an Initial Purchaser

By:		/s/ Cyrus Hadidi
	Name:	Cyrus Hadidi
	Title:	Partner

JMG CAPITAL PARTNERS, L.P.,
as an Initial Purchaser

By:		/s/ Jonathan Glaser
	Name:	Jonathan Glaser
	Title:	Member Manager of the L.P.

JMG TRITON OFFSHORE FUND, LTD.,
as an Initial Purchaser

By:		/s/ Jonathan Glaser
	Name:	Jonathan Glaser
	Title:	Member Manager of the Investment
Manager

CCM MASTER QUALIFIED FUND, LTD,
as an Initial Purchaser

By:	/s/ Clint Coghill
	Name:	Clint Coghill
	Title:	President of Investment Manager,
Director of CCM Master Qualified
Fund, LTD

U.S. BANK NATIONAL ASSOCIATION,
as Collateral Agent for Initial Purchasers

By:	/s/ Brad E. Scarbrough
	Name:	Brad E. Scarbrough
	Title:	Vice President

ARTISTDIRECT, INC.,
a Delaware corporation

By:	/s/ Neil McCarthy
	Name:	Neil McCarthy
	Title:	Interim Chief Financial Officer